Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD LICENSES U.S. RIGHTS TO GPI 1485 TO
SYMPHONY NEURO DEVELOPMENT COMPANY

BALTIMORE, MD, June 18, 2004 — Guilford Pharmaceuticals Inc. (NASDAQ: GLFD) announced today that it has licensed to Symphony Neuro Development Company, a newly formed Delaware corporation (“SNDC”), its rights to GPI 1485 for certain indications in the United States. SNDC will invest up to $40 million to advance GPI 1485 through clinical development in four indications: Parkinson’s disease, post-prostatectomy erectile dysfunction (PPED), HIV neuropathy, and HIV-dementia. The Parkinson’s disease and PPED indications are currently in Phase II clinical trials and the HIV indications are currently in preclinical development. In addition to the grant of the license, Guilford has issued to SNDC’s investors five-year warrants to purchase 1.5 million shares of Guilford’s common stock at $7.48 per share. Guilford has received an exclusive purchase option from SNDC’s investors allowing it to acquire all of the equity of SNDC. This option is generally exercisable by Guilford at any time beginning April 1, 2005 and ending March 31, 2007, at an exercise price starting at $75.1 million in April 2005 and increasing to $119.8 million in March 2007. Guilford’s decision to exercise the option is entirely discretionary and whether Guilford exercises it may depend on the outcome of clinical trials and other considerations. The option may be paid in cash or a combination of cash and Guilford common stock, at Guilford’s sole discretion, provided that common stock may not constitute more than 50% of the option exercise price.

RRD International, LLC (“RRD”) of Rockville, MD, a product development company providing clinical trials strategy, design and management expertise, will manage SNDC and will sub-contract a portion of the ongoing development work to Guilford and other vendors. Guilford will perform certain services for SNDC, including GPI 1485 manufacturing, process development, toxicology, patent, and regulatory affairs work.

Under the terms of the licensing agreement Guilford has one of five seats on SNDC’s board of directors. This seat will be filled initially by Craig R. Smith, M.D., Guilford’s Chairman, President and Chief Executive Officer. Guilford intends to consolidate the financial activity of SNDC Holdings within its financial statements.

In connection with the transaction, Dr. Smith said, “This licensing and financing arrangement has several advantages for Guilford. First, we now have experienced, knowledgeable partners to provide financial support for the GPI 1485 programs and share the risks and rewards associated with the ongoing and planned clinical trials. We will be able to accelerate the clinical program and prepare for Phase III without risking additional Guilford capital. Finally, the programs will benefit from the superb clinical trial management capabilities of RRD allowing Guilford to re-deploy its current GPI 1485 clinical development staff to other Guilford programs.”

Said Mark Kessel, Chairman of SNDC, “SNDC is providing committed capital and clinical development expertise to advance these four GPI 1485 indications on an accelerated path. Our collaboration with Guilford provides our investors with an opportunity to share in these exciting product development programs.”

Dr. Frank Hurley, Chief Scientific Officer of RRD and Chief Scientific Officer of SNDC, commented, “The GPI 1485 programs are attractive clinical candidates in areas of significant unmet medical need. Collaborating on these programs with Guilford will be a unique opportunity to bring an important new medicine to people who are affected by Parkinson’s disease and post-prostatectomy erectile dysfunction.”

About GPI 1485

GPI 1485 is an investigational new drug that belongs to a class of small molecule compounds called neuroimmunophilin ligands. In preclinical experiments, neuroimmunophilin ligands have been shown to repair and regenerate damaged nerves without affecting normal, healthy nerves. Neuroimmunophilin ligands may have application in the treatment of a broad range of diseases, including: Parkinson’s disease, spinal cord injury, brain trauma, and peripheral nerve injuries including post-prostatectomy erectile dysfunction.

About Parkinson’s Disease

Parkinson’s disease is a chronic, progressive degenerative disorder that involves a specialized region of the brain that controls muscle tone and coordination and affects over one million people in the United States. Most patients are affected in mid-life and usually develop hand tremors, muscle rigidity, and postural instability, among the many manifestations of the disease. The disease is caused by the degeneration of nerve cells that use dopamine as a chemical messenger. Treatment currently consists of administering drugs that increase the amount of dopamine in the affected regions of the brain or substitute for the lost dopamine. Unfortunately, there are no current treatments that can reverse, or even slow down, the progressive degeneration of the affected dopamine nerve cells.

About PPED

The American Cancer Society estimates that approximately 190,000 American men will be diagnosed with prostate cancer this year. Of these, the cancer will be localized in 70% of patients, and a significant proportion will undergo prostatectomy for treatment. Potential complications of surgery include urinary incontinence and sexual dysfunction. In a retrospective study of patient outcomes, published in the Journal of the American Medical Association, the incidence of sexual dysfunction reported at eighteen months following prostatectomy ranged from 60 percent to 85 percent (JAMA. 2000; 283:354-360).

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of products that target the hospital market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection. For additional information about GLIADEL® Wafer, please visit www.guilfordpharm.com under Products / Marketed Products / GLIADEL; and for AGGRASTAT®, please see www.AGGRASTAT.com.

About SNDC

SNDC is a privately-held biopharmaceutical development company, the purpose of which is to develop the GPI 1485 programs. On June 17, 2004, a group of institutional investors, led by Symphony Capital Partners, L.P., invested $43 million to provide development capital to SNDC. Symphony Capital is a New York-based private equity firm that invests in development stage biopharmaceutical programs.

Contact:

Guilford: Stacey Jurchison, Director, Corporate Communications -
410-631-5022 http://www.guilfordpharm.com

SNDC: Mark Kessel, Chairman, 212-632-5400

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in Guilford’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2004, that could cause Guilford’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that GPI 1485 will continue to advance through clinical development or receive regulatory approval for commercialization either in the United States or in international markets.